                                  EXHIBIT 99.1

                          [letterhead of United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549]



                                  July 12, 1996

Dennis J. Fogland, Esq.
Baird, Holm, McEachen, Pedersen
  Hamann & Strasheim
1500 Woodmen Tower
Omaha, Nebraska  68102-2068

         RE:      PROFESSIONAL VETERINARY PRODUCTS, LTD.

Dear Mr. Fogland:

         In regard to your letter of June 27, 1996 our response thereto is attached to the enclosed photocopy of your correspondence. By doing this, we avoid having to recite or summarize the facts set forth in your letter.

                                   Sincerely,


                                   /s/ Martin P. Dunn
                                   -----------------------------
                                   Martin P. Dunn
                                   Chief Counsel

                      [letterhead of Baird, Holm, McEachen,
                          Pedersen, Hamann & Strasheim]


                                  June 27, 1996




VIA FEDERAL EXPRESS

Office of the Chief Counsel
Division of Corporation Finance
U.S. Securities and Exchange Commission
450 Fifth Street,  N. W.
Washington, D. C.  20549

Attention:  Anita Klein, Esq.

         Re:  PROFESSIONAL VETERINARY PRODUCTS, LTD.

Dear Ms. Klein:

         The purpose of this letter is to request on behalf of Professional Veterinary Products, Ltd. ("Company") that the staff of the Division of Corporation Finance and the Division of Market Regulation (the "Staff") of the Securities and Exchange Commission (the "Commission") not recommend any action to the Commission with respect to: (1) the issuance of "stock" by the Company without registration under Section 5 of the Securities Act of 1933 (the "Securities Act"); and (2) the deregistration by the Company of its "stock" under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). It is our opinion that the "stock" of the Company, in the context and under the facts and circumstances as set forth herein, including the proposed amendments to the Articles of Incorporation of the Company described herein, will not constitute a "security" within the meaning of that term as defined in Section 2(1) of the Securities Act and Section 3(a)(10) of the Exchange Act. Therefore, registration is not required of the Company's stock under Section 5 of the Securities Act and Section 12(g) of the Exchange Act (the Securities Act and Exchange Act are collectively referred to herein as the "Acts").

I.  BACKGROUND AND FACTS.

         Professional Veterinary Products, Ltd. ("Company") was organized as a Missouri corporation on August 2, 1982 with the express purpose of acting as a wholesale buyer of pharmaceuticals, vaccines, supplies, equipment and other items related to the practice of veterinary medicine so that the Company might sell such items at a reduced cost to its members (Article VIII, Company's Articles of Incorporation). (A copy of the Company's current Articles of Incorporation is enclosed as Attachment I; a copy of proposed amendments to the Articles of Incorporation as discussed below is enclosed as Attachment II.) According to Article III of the Company's
Articles of Incorporation: "No one may own stock in the Corporation other than a licensed, practicing veterinarian (or business entity comprised of veterinarians such as a partnership or a corporation)," and each such stockholder may own only one share of stock.

         Under Article VIII of the Company's Articles of Incorporation, sales to shareholder-members can be at no more than 5% over the Company's cost as determined by the Company's certified public accountant. In furtherance of its cooperative purpose, the Company annually issues rebates to its members, which are strictly based on a percentage of purchases made by the respective member. No dividends have ever been paid on the stock of the Company, and none are anticipated. In addition, the Company's Board of Directors has approved a proposed amendment to the Article of Incorporation (Amendment to Article III, as shown on Attachment II), which prohibits the Company from paying any dividends on its stock.

         Under its Articles of Incorporation (Article VIII), the Company sells items only to its shareholder-members, except with the explicit approval of the Board of Directors. As of the fiscal year ended July 31, 1995, 96.7% of the Company's sales of product were made to members. Sales made to other distributors, such as the Company, accounted for 2.8% of the Company's sales, while sales to non-members were 0.5% of total sales. Sales by the Company to other distributors generally are made to reduce inventory of seasonal items, while sales to non-members include sales to prospective veterinarian shareholder-members who chose not to become a member. These percentages for fiscal year 1995 are consistent with the Company's experiences in prior fiscal years, and its expectations for the future. The Company does not solicit sales of its products to parties other than its own members (or prospective members) and does not market its products to anyone other than this same group.

         The Company may issue a share of stock only to a qualified veterinarian or practice after the approval of the Board of Directors (Article III). Initially, shares were issued for $2,000 per share; since 1982 shares have been issued for $3,000 per share, which is essentially an "initiation fee" for the member to have access to purchase products from the Company. A single share of stock is sold to a veterinarian when that veterinarian requests to become a member of the cooperative. (Potential members are generally given the opportunity to buy products on a "trial basis" for a short period prior to becoming a member-shareholder.) Proceeds from the sale of shares are used in the administration of the Company and to help fund the activities of the Company in purchasing veterinary products needed to supply its membership.

         New shareholder members are obtained primarily through referrals from existing veterinarian shareholders. Prospective members expressing an interest in the Company may be contacted by a field service representative of the Company to answer questions concerning the Company and its program. A prospective member is not induced to purchase his or her membership share through any representation or promise of an expectation of profit or gain that might be realized by such member from the monetary or resale value of such share of stock. There are no commissions or discounts or other forms of remuneration paid to such representatives, or any other party, in connection with the sale of the membership shares. There is no general public advertising or marketing of the Company's membership shares. The Company does not advertise in any trade magazine or professional journals, or in any media which is generally disseminated to the public. As part of this request, the Company is proposing to amend its Articles of Incorporation to require that the price of a share of stock to be issued to future members may not exceed $3,000 per share, or such lesser amount as determined by the Board of Directors in its discretion. (Amendment to Article III, Articles of Incorporation).

          There is no trading market for the Company's shares. Under current
Article III of the Articles, the Company has a first right of refusal to purchase any proposed transfer of Company stock at the price paid for the stock. Historically, such transfers have been rare, primarily where a veterinary practice was sold, or upon death. Under the proposed Amendment to Article III, all transfers of Company stock to third parties will be prohibited (including any pledge or hypothecation of such stock), and any sale of a share must be sold back to the Company at the original price paid for the stock.

         There are currently eight directors, each of whom is a veterinarian shareholder-member, representing eight geographic districts where shareholder-members are located (Article VI of the Articles of Incorporation). Directors are elected for 4-year terms by the shareholder-members. Each veterinarian shareholder-member has one vote (as the holder of one share) on matters to be voted on by the shareholder-members. No shareholder-member (and therefore no director) receives any salary or other type of remuneration from the Company, other than meeting fees paid to directors. Members of the Board of Directors receive rebates on purchases from the Company on the same basis as all other shareholder-members (i.e., based on the volume of purchases, not on share ownership).

         There are currently approximately 80 employees of the Company, none of whom are shareholder-members of the Company. The President and Chief Executive Officer of the Company is Dr. Lionel L. Reilly, who is a salaried employee, and is not a shareholder-member. There are currently 871 shares of the Company outstanding, held by 871 veterinarian shareholders. The Company's facilities are located at 10100 J Street, Omaha, Nebraska 68127. The Company business consists of purchasing veterinary pharmaceutical and related veterinary products and equipment from manufacturers at volume prices, which savings (due to volume purchase discounts) are then passed on to members. These products are stored in the Company's warehouse facility and sold and shipped to veterinarian shareholder-members in response to telephonic orders to the Company's telemarketing staff. The Company keeps records of all purchases made by each member-shareholder, and at the end of the fiscal year issues a credit voucher to each member based on that member's purchases during the preceding year. This credit voucher is then used by the member towards future purchases from the Company. The amount of the credit voucher is in direct proportion to the dollar volume of eligible purchases made by the member-shareholder.

         None of the directors, officers or employees of the Company directly or indirectly (through businesses they own) provide goods or services to the Company (except in their status as directors, officers and employees). To the best of the knowledge of the Company, none of the shareholder-members of the Company directly or indirectly (through businesses they own) provide goods or services to the Company, except for one shareholder-member who sells approximately $7,000 of product to the Company annually (compared to the Company's net sales in excess of $62 million for fiscal year ended July 31,
1995).

         The Company filed a Form 10 with the Commission in August 1995, registering the Company's stock under Section 12(g). Since such time the Company has filed its Form 10-K Annual Report and Form 10-Q Quarterly Reports in accordance with the Exchange Act requirements. After further review this year, the Company Board of Directors has approved the following Amendments to the Articles of Incorporation of the Company:

         (1) An amendment to Article III expressly prohibiting the payment of any dividends on any shares of stock of the Company. As noted above, the Company has never paid any dividends on its stock, and has no intentions to do so.

         (2) An amendment to Article III expressly setting the price of one share at $3,000, OR SUCH LESSER AMOUNT as determined by the Board of Directors in its discretion.

         (3) An amendment to Article III expressly prohibiting the sale or transfer (including by pledge or hypothecation) to any third party of any share of stock of the Company by the shareholder-member. Under the Article III amendment, the shareholder-member may sell the share of stock only back to the Company at the same price as the original sale price. The Company also has the right to repurchase the share of stock at the original sale price in the event the holder no longer qualifies under the Company's Articles of Incorporation as an eligible licensed veterinarian, or upon the death of a shareholder-member.

         (4) An amendment to the Articles of Incorporation adding new Article X which provides that upon liquidation or dissolution of the Company the proceeds, if any, in excess of the return of the original purchase price of the shareholder's stock, shall be distributed as follows. Each shareholder would be entitled to designate to the Corporation that any excess funds, determined on a pro rata per shareholder basis, would be distributed by the Corporation to either (i) the American Veterinary Medical Association, (ii) the state Veterinary Medical Association selected by the shareholder, or (iii) the College of Veterinary Medicine selected by the shareholder.

         Under the Company's Articles of Incorporation (Article IX) such amendment will require a 2/3 vote of the shares of the Company at a meeting in which a majority of the shares are represented. The Company intends to call a special shareholder-members' meeting for the sole purpose of voting on such amendments as soon as practicable. The Board of Directors of the Company approved the proposed amendments to the Articles of Incorporation on May 16, 1996, and voted to recommend such amendments to the shareholder-members for approval at a special meeting to be held in accordance with the Company's Articles and Bylaws. Similar conforming amendments to the Company Bylaws will be made as are proposed above for the Articles of Incorporation. Amendment to the Bylaws requires a majority vote of the shareholders-members at a meeting at which a quorum is present.

         While the Company believes that its stock as currently issued, and under current Company policies and practices, is not a "security" for purposes of the Acts, the following analysis and legal opinion is based on the Company's completion of the proposed amendments to the Company's Articles of Incorporation (which requires the requisite vote of shareholder-members and filing of the Articles of Amendment with the Missouri Secretary of State).


II.  STATEMENT OF ISSUE.

         Whether the "stock" of the Company constitutes a "security" within the scope of the definition of that term in Section 2(1) of the Securities Act and
Section 3(a)(10) of the Exchange Act in the context where: (1) the "stock" can only be issued to licensed veterinarians, who purchase it for the purpose of gaining membership in a veterinary buying cooperative organization; (2) the issuance and repurchase price of such "stock" is set at the same fixed price, so that the shareholder-member may never receive more for such "stock" than the initial price paid for it; (3) no dividends are ever paid on the "stock" and are in fact prohibited to be paid under the Company's Articles of Incorporation; (4) the Articles of Incorporation prohibit the sale or transfer (including pledge or hypothecation) of the "stock," except back to the Company at the initial purchase price; (5) there is no trading market in the "stock" of the Company and never has been any market; (6) any rebates received by shareholder-members from the Company are based solely on the volume of purchases by the member from the Company, and not on the share of "stock" held by the member; (7) upon liquidation or dissolution of the Company the shareholder member is entitled to receive back only the initial purchase price; and (8) the Company has the right to repurchase the "stock" (at the initial sale price) if the holder should no longer be a licensed veterinarian.

III.  LEGAL OPINION.

         It is our opinion that the "stock" of the Company, in the context and under the facts and circumstances set forth under Sections I and II above, does not constitute a "security" within the meaning of that term as defined in
Section 2(1) of the Securities Act and Section 3(a)(10) of the Exchange Act. Accordingly, in our opinion, registration of the Company's

"stock" is not required under Section 5 of the Securities Act and Section 12(g) of the Exchange Act.

IV.  LEGAL DISCUSSION AND BASES FOR OPINION.

         A. THE MERE DESIGNATION OF THE MEMBERSHIP INTERESTS AS "STOCK" IS NOT SUFFICIENT TO CREATE A "SECURITY" WITHIN THE COVERAGE OF THE FEDERAL SECURITIES LAWS.

         While the definition of the term "security" under the Securities Act and the Exchange Act does include the words "any . . . stock," the Supreme Court in UNITED HOUSING FOUNDATION, INC. V. FORMAN, 421 U. S. 837, 848 (1975), rejected the contention that the purchase of an apartment in a housing project evidenced by the sale of stock must be considered a securities transaction simply because of the statutory definition. In reversing a prior decision by the Second Circuit Court of Appeals, which held that because the instruments were labeled "stock," the Securities Act applied, the Supreme Court said:

         "We reject at the outset any suggestion that the present transaction evidenced by the sale of shares called "stock," must be considered a security transaction simply because the statutory definition of a security includes the words `any ...stock'. Common sense suggests that people who intend to acquire only a residential apartment in a state-subsidized cooperative, for their personal use, are not likely to believe that in reality they are purchasing investment securities simply because the transaction is evidenced by something called a share of stock." 421 U.S. at 848.

         Similarly, in the current circumstances the Company believes that a shareholder-member of the Company views the mandatory purchase of a "share of stock" as necessary incident to doing business with the cooperative and not as the purchase of an investment security. Rather, members expect a return from their own efforts, i.e., their purchases of merchandise from the Company, not from their investment of capital.

         Further, in REVES V. ERNST & YOUNG, 494 U.S. 56 (1990), the Supreme Court emphasized: (i) that the purpose of the Acts is to regulate investments;
(ii) legal formalisms are not binding, but the court should consider the economics of the transaction; (iii) form should be disregarded for substance; and (iv) the proper focus is on economic reality. Accordingly, "the task has fallen to the Securities and Exchange Commission, the body charged with administering the Securities Acts, and ultimately to the federal courts to decide which of the myriad financial transactions in our society come within the coverage of these statutes." FORMAN, supra, at 848. In interpreting the term "security," form should be disregarded for substance and the emphasis should be on economic reality." TCHEREPNIN V. KNIGHT, 389 U.S. 332, 336 (1967).

         B. THE COMPANY'S "STOCK" DOES NOT HAVE THE SIGNIFICANT CHARACTERISTICS GENERALLY ASSOCIATED WITH SECURITIES COVERED BY THE ACTS.

         In determining whether a particular instrument is a "security," as the Supreme Court noted in LANDRETH TIMBER CO. V. LANDRETH, 471 U.S. 681 (1985), "we must ... determine whether these instruments possess `some of the significant characteristics typically associated with' stock." 471 U.S. at 486 (quoting FORMAN, 421 U.S. at 851). In FORMAN, the Court identified these characteristics as: (1) the right to receive dividends contingent upon an apportionment of profits; (2) negotiability; (3) the ability to be pledged or hypothecated; (4) the conferring of voting rights in proportion to the number of shares owned; and
(5) the capacity to appreciate in value.

         Applying these characteristics to the Company's "stock" leads to the conclusion that the Company's stock does not have the significant characteristics of a security as defined in the Acts. As noted under Section I above, the Company's stock: (1) has never paid dividends and cannot pay dividends under its Articles of Incorporation, as amended; (2) is not negotiable or transferable (except back to the Company at the original purchase price); (3) cannot be pledged or hypothecated (under amended Article III to the Articles of Incorporation); and (4) cannot appreciate in value (either through resale or transfer, or through liquidation or dissolution of the Company). While the Company's stock does give each holder one vote on Company matters, there is no correlation between the number of votes a member has (always one vote) and the true measure of economic benefit to the member, which is the amount of rebate to which the member is entitled (which is based solely on the volume of business done with the Company, not share ownership).

         The relationship between the Company and its shareholder-members is in a number of respects similar to the relationship in FORMAN between the housing cooperative and its shareholder-tenants. First, in FORMAN, the tenants could not transfer, assign or pledge their common stock, which is also true for the Company's shares. Second, in Forman, the tenants who desired to sell their shares were required to offer the stock back to the housing cooperative at its initial price. Under amended Article III, each member-shareholder will be able to sell such share only back to the Company at the same price such member paid for it. There is no opportunity for the shareholder-member to realize any gain from the sale of the share due to appreciation in value.

         Third, in FORMAN, the tenant members purchased stock for the economic benefit of subsidized low-cost housing and not with the expectation of making a profit on the stock. Similarly, professional veterinarians seek membership in the Company in order to realize reduced merchandise costs by purchasing inventory collectively in large volume as the economic benefit, not appreciation in their "investment" in the stock. This is a critical difference between the Company and ordinary business corporations: the economic benefits which accrue to the Company member-shareholder are directly related to their patronage activity (i.e., the amount of their purchases from the Company), while the economic benefits in a regular business corporation are returned to the shareholders in direct proportion to their investment in the corporation (i.e., the number of shares held). The veterinarian's decision to associate with the Company is not predicated on the opportunity to realize investment profits, but rather the evaluation of the economic benefits of lower cost for merchandise through large volume buying power.

         The existence of a small percentage of revenue from non-member business does not change the conclusion that the Company's stock is not a security. In the FORMAN decision, the Supreme Court held that the stock of the residential housing cooperative did not involve the kind of profits which would transform such stock into a security even though the members of the cooperative benefited from non-cooperative income derived from leasing professional offices and parking spaces and from operating community washing machines. The Court relied on the economic reality that the members purchased the cooperative's stock in order to procure housing at a beneficial price, and not because they expected to realize a profit from such incidental activities. The Court concluded that the focus of the arrangement was on obtaining cooperative housing; the existence of incidental profit did not constitute an "expectation of profit" for purposes of determining a "security."

         As indicated above, in its most recent fiscal year, 96.7% of the Company's sales of product were to member-shareholders. Sales to other distributors constituted 2.8% and were generally made to reduce inventory of seasonal items. Sales to non-members, which included sales made to prospective members who decided not to become a member, constituted only 0.5% of the Company's total sales. These non-member sales revenues, when evaluated in the context of their significance to total business operations, are not significant and are merely incidental to the Company's cooperative activities. Significantly, the Company does not solicit sales of its products to parties other than its own members (or prospective members) and does not market to anyone other than this same group. Further, the Company does not in any manner sell its membership shares on the basis of the economic gain to be derived from such non-member business.

         This position is consistent with a number of prior SEC Staff No-Action Letters, including Affiliated of Florida, Inc., September 25, 1987, available in LEXIS 1987 SEC No-Act. LEXIS 2464 (non-member sales constituted approximately 12.3% of company's total sales); Associated Grocers of New England, Inc., October 5, 1989, available in LEXIS 1989 SEC No-Act. LEXIS 993 (non-member sales constituted approximately 5.6% of total sales); and Associated Grocers, Incorporated, February 12, 1988, available in LEXIS 1988 SEC No-Act. LEXIS 174 (grocer members required to purchase at least $10,000 of stock and sales to non-members constituted approximately 1% of overall sales).

         C. THE COMPANY'S "STOCK" DOES NOT CONSTITUTE AN INVESTMENT CONTRACT.

         In addition to the analysis described above under the FORMAN decision, in determining whether or not a "security" exists courts have analyzed whether or not the instrument constitutes an "investment contract." In REVES V. ERNST & YOUNG, 494 U.S. 56 (1990), the Supreme Court held that the following factors should be examined in determining whether a transaction involves an "investment contract" and thus constitutes a "security": (1) the motivations that would prompt a reasonable seller and buyer to enter into the transaction; (2) the "plan of distribution"; (3) the reasonable expectations of the investors; and (4) additional factors, such as the existence of another regulatory scheme which would reduce the risk of the investment.

         In the present case, as noted above, the purchaser of the share of stock is motivated by the desire to be able to purchase veterinary supplies and equipment at a lower price through the Company's large volume cooperative buying power. The member does not purchase the share of stock to realize any profit or gain on the share of stock, and indeed the Company's Articles do not permit the realization of any such gain. There is no inducement made to the prospective member to become a shareholder based on the potential gain or "profit" from the value of the one share of stock purchased. Indeed, the Company's Articles of Incorporation prohibit any such gain or profit from the sale or other transfer of the share of stock.

         There is no "plan of distribution" for the Company's stock. As previously noted, initial purchase of the stock is limited to qualified veterinarians. In addition, the stock is not transferable, and can be sold only to the Company at the initial purchase price. There is no trading market for the stock, and it cannot be pledged by the holder. Therefore, there is no "trading for speculation or investment" in the Company's stock.

         The Supreme Court in REVES noted that certain instruments can be "securities" on the basis of public expectation, even where an economic analysis might suggest the instruments are not securities. In the present case, there does not appear to be any public expectation with respect to the Company's stock. First, membership in the Company (and thus the purchase of a share of stock) is limited only to veterinarians. Second, as has been noted above, such persons or entities themselves purchase for the benefit of the cooperative buying power, not the expectation of profit from the purchase of their one share of stock, which cannot appreciate in value, and has no negotiability, except back to the Company.

         D. PREVIOUS STAFF NO-ACTION LETTERS SUPPORTING THE COMPANY'S POSITION THAT ITS "STOCK" IS NOT A SECURITY.

         Numerous previous SEC Staff No-Action Letters support the opinion that the Company stock is not a "security" within the meaning of the definitional sections of the Act. See Cap Rock Telephone Company, Inc., November 4, 1994, available in LEXIS 1994 SEC No-Act. LEXIS 763; Service Centers Corporation, May 21, 1993, available in LEXIS, 1993 SEC No-Act. LEXIS 721; Peer Marketing Associates, Inc., Feb. 3, 1993, available in LEXIS, 1993 SEC No-Act. LEXIS 146; Marine Preservation Association, Sept. 16, 1991, available in LEXIS, 1991 SEC No-Act. LEXIS 1085; Producers Feed Company, July 30, 1990, available in LEXIS, 1990 SEC No-Act. Lexis 999; Certified Physicians of Indiana, P.C., June 4, 1990, available in LEXIS, 1990 SEC No-Act. LEXIS 856; Associated Grocers of New England, Inc., SEC No-Action Letter [1990 Transfer Binder] Fed. Sec. L. Rep.
(CCH) P79, 415 at 77,171 (Oct. 5, 1989); Hardware Wholesalers, Inc., Nov. 4, 1985, available in LEXIS, 1985 SEC No-Act, LEXIS 2660; End-Users, Inc., Nov. 12, 1984,
available in LEXIS, 1984 SEC No-Act, LEXIS 2714; American Hardware Supply
Co., Jan. 9, 1984, available in LEXIS, 1984 SEC No-Act. LEXIS 1521.

         In addition, in other similar recent No-Action letters, the Staff has specifically noted whether the "stock" in question possessed most of the characteristics of a security, looking at factors such as:

         (1)  Whether there is restricted or unrestricted transferability;

         (2) Whether the stock merely evidences membership in a corporation operating on a cooperative basis;

         (3) Whether there is potential for appreciation in value for the common stock; and

         (4)  Whether there is any payment of dividends on the stock.

See Independent Stationers, Inc., April 15, 1994, available in LEXIS, 1994 SEC No-Act. LEXIS 444; American Truckload Cooperative, Inc., July 1, 1993, available in LEXIS, 1993 SEC No-Act. LEXIS 850; Kentucky Pharmacy Services Corporation, June 6, 1991, available in LEXIS, 1991 SEC No-Act. LEXIS 768; and Sports Specialists, Ltd., September 30, 1991, available in LEXIS, 1991, SEC No-Act. LEXIS 119.

         As is discussed above, with respect to each of these factors the Company's "stock" does not have the characteristics of a security.

         With respect to deregistration of the stock of a company which has already registered its stock under the Securities Exchange Act of 1934, see Affiliated of Florida, Inc., September 25, 1987, available in LEXIS, 1987 SEC No-Act. LEXIS 2464, and Associated Grocers, Incorporated, February 12, 1988, available in LEXIS, 1988 SEC No-Act. LEXIS 174, in which the Staff granted no-action positions to Exchange Act registered companies.

V.  CONCLUSION.

         In view of the foregoing, it is our opinion that the "stock" of the Company is not a "security" within the meaning of that term as defined in
Section 2(1) of the Securities Act and Section 3(a)(10) of the Exchange Act. Accordingly, we respectfully request the Staff not to recommend any enforcement action to the Commission with respect to: (1) the issuance by the Company of its stock without registration under Section 5 of the Securities Act; and (2) the deregistration by the Company of its stock under Section 12(g) of the Exchange Act.

         Pursuant to the procedures set forth in Securities Act Release Nos. 33-6269 (December 5, 1980) and 33-5127 (January 25, 1971), we enclose seven copies of this letter. Should the Staff not be inclined to act favorably on our request, we respectfully request a conference with the Staff before the issuance of any adverse written response. In the event you have any questions or need additional information, please contact me (402-344-0500) or my partner, Richard E. Putnam. Thank you in advance for your attention to this matter.

                                            Yours very truly,

                                            /s/ Dennis J. Fogland
                                            --------------------------
                                            Dennis J. Fogland
                                            FOR THE FIRM

                                  ATTACHMENT I

                            ARTICLES OF INCORPORATION
                                       OF
                     PROFESSIONAL VETERINARY PRODUCTS, LTD.
                                  (As Amended)

         The undersigned natural persons of the age of eighteen years or more for the purpose of forming a corporation under The General and Business Corporation Law of Missouri adopt the following Articles of Incorporation:

                                    ARTICLE I

         The name of the corporation is: Professional Veterinary Products, Ltd.

                                   ARTICLE II

         The address, including street and number, if any, of the corporation's initial registered office in this state is: Route #3, Box 109, Fayette, Missouri, 65248, and the name of its initial agent at such address is: Richard F. Taylor.

                                   ARTICLE III

         The aggregate number, class and par value, if any, of shares which the Corporation shall have authority to issue shall be: The total authorized capital stock of the Corporation shall be 30,000, and the capital stock shall have no par value.

         No one may own stock in the Corporation other than a licensed, practicing veterinarian (or business entity comprised of veterinarians such as a partnership or a corporation) the majority of whose practice is within a 50-mile practice area. Stock shall not be issued to a veterinarian who does not have a reputation of a high standard for morals, ethics, and excellence in his practice. Further, no solo practitioner nor practice with multiple veterinarians may own more than one (1) share of the Corporation's stock.

Veterinarians involved in a multiple veterinary practice may not own stock if the practice itself already owns one (1) share of stock or if any of that veterinarian's fellow practitioners own a share of stock.

         If a shareholder owes money to the Corporation and fails to make payments by the due date, the Board of Directors shall have the option to repurchase the stock owned by the shareholder at the price the shareholder paid for the stock. This option shall extend for a period of six months after the due date of the debt.

         The Corporation shall sell a share of stock only to a qualified veterinarian or practice after the approval of the Board of Directors of Corporation. Any shareholder desiring to sell stock must notify the Board of Directors of Corporation of the intended transferee. The Board will then have an option for 60 days to repurchase the shareholder's stock at the price the shareholder paid for the stock.

                                   ARTICLE IV

         No shareholder shall have any preemptive rights.

                                    ARTICLE V

         The name and place of residence of each incorporator is as follows:

         NAME                                       STREET                     CITY
1.       Vincil M. Wilt                             Route #1                   Paris, MO 65275

2.       Don Hudson                                 933 Emmons Street          Mexico, MO 65265

3.       Mexico Animal Hospital, Inc.               1001 W. Monroe             Mexico, MO 65265
         By:  Frank F. Sutton

4.       Brookfield Vet. Clinic                     P.O. Box 348               Brookfield, MO 64628
         By:  John Perry

5.       Howard Co. Vet. Service                    RFD 3                      Fayette, MO 65248
         By:  K.M. Vroman

6.       Booneslick Animal Hospital                 Hwy. 87 East               Booneville, MO 65233
         By:  William Hope

7.       Hermann Vet. Clinic, Inc.                  Rt. #1 Box 55              Herman, MO 65041
         By:  Leo E. Rohlfing

8.       Kent Vet. Clinic                           2 Northwest Street         Green City, MO 63545
         By:  Kyle C. Kent

9.       Chillicothe Animal Hosp.                   1011 S. Washington Street  Chillicothe, MO
         By:  Clark A. Gwin

10.      Tri-County Vet Hosp.                       61 South                   Bowling Green, MO
         By:  H. E. Wheatley

11.      Sam Jameson, Inc.                          Box 36                     Albany, MO 64402
         By:  Sam Jameson

12.      Town & Country Vet. Hosp.                  1220 North Green Street    Kirksville, MO
         By:  D.H. Moore & J.S. Niebruegge

13.      Hillside Vet. Clinic                       Rt. #3                     Maryville, MO 64468
         By:  Danny Burns

14.      Dr. Steve A. Nickell                       119 S. Park Street         Stanbuery, MO

15.      King City Vet. Service                                                King City, MO
         By:  J.A. Breckenridge

16.      Parkview Animal Hospital                   1203 N. Baltimore          Kirksville, MO
         By:  K.R. Conklin

17.      Lee's Summit Animal Clinic                 411 South Market           Lee's Summit, MO
         By:  Robert E. Hertzog

18.      Vaughn Vet. Clinic, Inc.                   Box 292                    Canton, MO 63435
         By:  Michael B. Vaughn

19.      Carlson & McDonald Princeton, MO By: Rodney McDonald

20.      Cameron Vet. Clinic                        720 Orange                 Cameron, MO 64429
         By:  Jerry Rainey

21.      General Vet. Clinic                        Box 217                    Monreo City, MO
         By:  Jack Coleman

22.      Warrensburg                                Box 82                     Warrensburg, MO 64093
         Animal Hospital, P.C.
         By:  John W. Hunt

                                   ARTICLE VI

         Presently there are 8 directors. A director must be a shareholder or an equity owner of a shareholder. The 8 directors shall be elected from 8 districts, and each director shall serve for a 4-year term. A director may not be re-elected to the Board of Directors unless that director has been off of the Board of Directors for at least a year. The Districts for the Board of Directors shall be as follows:

DISTRICT 1. Nebraska, North and South Dakota, Wyoming, Montana, Idaho, Washington, Alaska, and all Canadian provinces west of Omaha, Nebraska.

DISTRICT 2.  Iowa and Minnesota.

DISTRICT 3.  Illinois and Wisconsin.

DISTRICT 4.  Missouri, Arkansas, Louisiana, Mississippi, and Alabama.

DISTRICT 5. Kansas, Colorado, Oklahoma, Texas, New Mexico, Arizona, Utah, Nevada, California, and Hawaii.

DISTRICT 6. Michigan, Indiana, Ohio, Kentucky, and Tennessee and all Canadian provinces east of Omaha.

DISTRICT 7. West Virginia, Maryland, Delaware, New Jersey, Pennsylvania, New York, Connecticut, Rhode Island, Massachusetts, Vermont, New Hampshire, and Maine.

DISTRICT 8. Virginia, North and South Carolina, Georgia, Florida, the Caribbean Islands, Mexico, and Central and South America. This is a new district whose nominee to the Board is James S. Reid, D.V.M.

         If any Director should fail to serve an entire term, the Board of Directors may name an individual to serve on the Board until the next election of Directors when an individual shall be elected to complete the term of the Director who failed to complete his elected term. The number and manner of serving on the Board of Directors may only be changed by a vote of the Shareholders. Any action by the Board of Directors shall require affirmative votes by 60% of the members of the Board of Directors unless 1/2 or more of the seats of the Board of Directors are vacant, then a 75% affirmative vote of the remaining sitting members shall be required. A Director may vote in person or by proxy whether that proxy provides for a specific vote on a specific issue or is a general proxy vesting the power to vote in a fellow director.

                                   ARTICLE VII

                  The duration of the corporation is perpetual.

                                  ARTICLE VIII

     The corporation is formed for the purpose of buying, selling, trading, storing, warehousing, transporting, and otherwise dealing in pharmaceuticals, supplies, biologicals, chemicals, equipment, and all other items related to the practice of veterinary medicine. The purpose of this corporation is to act as a wholesaler for these items in order that the corporation might sell these items at a reduced cost to the shareholders. The corporation shall sell items only to the shareholders, except with the explicit approval of the Board of Directors. All sales to shareholders shall be at no more than 5% over the cost of Corporation as determined by the Corporation's Certified Public Accountant.

         Further, Corporation is formed for the purpose of acquiring property both real and personal to further the primary purpose of the Corporation in acting as a wholesaler of veterinary related items and all other legal acts permitted general and business corporations.

                                   ARTICLE IX

         These Articles may only be amended by a two-thirds vote of the shares of the corporation at a meeting in which a majority of the shares are represented. The annual meeting of the shareholders shall occur on the second Saturday in August of each year; however, the Board of Directors shall have the power to vary this date by thirty days either way. In addition to the annual meeting, a meeting may be called by the President of the corporation, the Board of Directors, or a majority of the stockholders. Written notice, unless waived in writing, shall be sent to all shareholders no less than twenty days nor more than ninety days before the day of the meeting specifying the date, time, place of meeting, and purpose for the meeting. Any action by the shareholders shall require a simply majority vote represented at a shareholders meeting at which at least a majority of the total shares issued are represented in person or by proxy. A shareholder may vote in person or by proxy whether that proxy provides for a specific vote on a specific issue or is a general proxy vesting the power to vote in a fellow shareholder.

         Any proxy, which does not specify who will hold the vote of the share the proxy represents, shall be deemed to have named the Director from the District in which the shareholder resides.

                                  ATTACHMENT II

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                     PROFESSIONAL VETERINARY PRODUCTS, LTD.

         Pursuant to the provisions of the corporation laws of the State of Missouri, Section 351.085, the undersigned Corporation does hereby make the following Certificate of Amendment by the hands of its duly authorized officers:

FIRST: The name of the Corporation is Professional Veterinary Products, Ltd.

SECOND: The shareholders of the Corporation duly adopted the following resolutions by at least a 2/3 vote at a properly held and constituted shareholder's meeting at which a quorum of the shares were present on the 17th day of August, 1996, in Kansas City, Missouri.

RESOLVED, that Article III of the Articles of Incorporation be amended to read in its entirety as follows: [UNDERLINED TEXT IS NEW LANGUAGE.]

         (A) The aggregate number, class and par value, if any, of shares which the Corporation shall have authority to issue shall be: The total authorized capital stock of the Corporation shall be 30,000, and the capital stock shall have no par value. THE CORPORATION SHALL NOT PAY ANY DIVIDENDS ON ITS CAPITAL STOCK.

         (B) No one may own stock in the Corporation other than a licensed, practicing veterinarian (or business entity comprised of veterinarians such as a partnership or a corporation) the majority of whose practice is within a 50-mile practice area. Stock shall not be issued to a veterinarian who does not have a reputation of a high standard for morals, ethics, and excellence in his practice. Further, no solo practitioner nor practice with multiple veterinarians may own more than one (1) share of the Corporation's stock. Veterinarians involved in a multiple veterinary practice may not own stock if the practice itself already owns one (1) share of stock or if any of that veterinarian's fellow practitioners own a share of stock.

         (C) If a shareholder owes money to the Corporation and fails to make payments by the due date, the Board of Directors shall have the option to repurchase the stock owned by the shareholder at the price the shareholder paid for the stock. This option shall extend for a period of six months after due date of the debt. IN THE EVENT A SHAREHOLDER IS NO LONGER QUALIFIED TO BE A SHAREHOLDER UNDER ARTICLE III(B) ABOVE, THEN THE CORPORATION SHALL

REPURCHASE THE STOCK OWNED BY SUCH SHAREHOLDER, AND SUCH SHAREHOLDER SHALL SELL SUCH STOCK TO THE CORPORATION, AT THE PRICE THE SHAREHOLDER PAID FOR SUCH STOCK.

         (D) The Corporation shall sell a share of stock only to a qualified veterinarian or practice after the approval of the Board of Directors of the Corporation, AT A PRICE OF $3,000 PER SHARE, OR SUCH LESSER AMOUNT AS DETERMINED BY THE BOARD OF DIRECTORS IN ITS DISCRETION. NO SHAREHOLDER OF
THE CORPORATION MAY SELL, ASSIGN, OR OTHERWISE TRANSFER (INCLUDING THROUGH ANY PLEDGE OR HYPOTHECATION) ANY STOCK OF THE CORPORATION HELD BY SUCH SHAREHOLDER EXCEPT IN COMPLIANCE WITH THIS ARTICLE III. IN THE EVENT A SHAREHOLDER DESIRES TO SELL SUCH SHAREHOLDER'S SHARE OF STOCK, SUCH SHAREHOLDER SHALL GIVE WRITTEN NOTICE OF PROPOSED SALE TO THE CORPORATION, AND THE CORPORATION SHALL, SUBJECT TO ANY LEGAL RESTRICTIONS ON SUCH PURCHASE, REPURCHASE SUCH SHARE OF STOCK FROM THE SELLING SHAREHOLDER WITHIN NINETY DAYS OF RECEIPT OF SUCH WRITTEN NOTICE OF SALE AT THE PRICE THE SELLING SHAREHOLDER PAID FOR SUCH SHARE OF STOCK. IN THE EVENT OF THE DEATH OF A SHAREHOLDER, THE CORPORATION SHALL REPURCHASE SUCH SHARE OF STOCK FROM THE LEGAL REPRESENTATIVE OF THE ESTATE OF THE DECEASED SHAREHOLDER, AND SUCH LEGAL REPRESENTATIVE SHALL SELL SUCH SHARE OF STOCK TO THE CORPORATION AT THE PRICE THE DECEASED SHAREHOLDER PAID FOR SUCH SHARE OF STOCK.

         RESOLVED, that a new Article X be added to the Articles of Incorporation of the Corporation as follows:

         UPON THE LIQUIDATION OR DISSOLUTION OF THE CORPORATION, IN THE EVENT THE CORPORATION HAS EXCESS FUNDS OR ASSETS AFTER PAYMENT OF ALL DEBTS, LIABILITIES AND OBLIGATIONS LEGALLY OWED BY THE CORPORATION, SUCH FUNDS OR ASSETS SHALL BE DISTRIBUTED FIRST TO THE SHAREHOLDERS OF THE CORPORATION PROVIDED THAT EACH SHAREHOLDER SHALL BE PAID NO MORE THAN THE AMOUNT SUCH SHAREHOLDER PAID FOR THE SHARE OF STOCK HELD BY SUCH SHAREHOLDER. ANY FUNDS OR ASSETS REMAINING AFTER THE DISTRIBUTION TO SHAREHOLDERS SHALL BE DISTRIBUTED AS FOLLOWS: EACH SHAREHOLDER SHALL BE ENTITLED TO DESIGNATE TO THE CORPORATION THAT ANY EXCESS FUNDS, DETERMINED ON A PRO RATA PER SHAREHOLDER BASIS, SHALL BE DISTRIBUTED BY THE CORPORATION TO EITHER (I) THE AMERICAN VETERINARY MEDICAL ASSOCIATION, (II) THE STATE VETERINARY MEDICAL ASSOCIATION SELECTED BY THE SHAREHOLDER, OR (III) THE COLLEGE OF VETERINARY MEDICINE SELECTED BY THE SHAREHOLDER.

         FURTHER RESOLVED, that since the Board of Directors and Shareholders of the Corporation have adopted the aforesaid Amendments, the Corporation is hereby authorized to make by the hands of its President and Secretary a Certificate setting forth the Amendments and cause the same to be filed pursuant to the corporate laws of the State of Missouri.

         THIRD: The total number of outstanding shares having voting power of the Corporation is 870 and the total number of votes entitled to be cast by the holders of all of the outstanding shares is 870. Of the 870 shares entitled to vote, ____, representing over 2/3 of those voting, voted for these Amendments, and ___ voted against these Amendments.

         Dated this ___ day of _____, 1996.



                                    PROFESSIONAL VETERINARY PRODUCTS, LTD.


                                    By:
                                        -----------------------------------
                                           Dr. Lionel Reilly, President


ATTEST:




Dr. Tony Forshey, Secretary

[Affix Seal]

                                                              July 12, 1996

RESPONSE OF THE OFFICE OF CHIEF COUNSEL
DIVISION OF CORPORATION FINANCE

         Re: Professional Veterinary Products, Ltd. (the "Company")
             Incoming letter dated June 27, 1996

         Based on the facts presented, the Division will not recommend enforcement action to the Commission if the Company, in reliance on your opinion that registration under the Securities Act of 1933 and the Securities Exchange Act of 1934 (the "Exchange Act") is not required, offers and sells shares of its stock without compliance with such registration requirements and discontinues filing periodic and other reports under the Exchange Act. This position is conditioned on the prior adoption of the amendments to the Company's articles of incorporation described in your letter.

         In reaching this position, we note in particular that, following the adoption of the described amendments to the Company's articles of incorporation: (1) the stock will not possess most characteristics of a security, such as ordinary dividend rights and unrestricted transferability;
(2) there will be no potential for appreciation in the stock's value; and (3) the stock will represent only membership interests in a corporation operated on a cooperative basis.

         The Division of Market Regulation has asked us to inform you that it concurs in this position.

         Because this position is based on the representations made in your letter, it should be noted that different facts or conditions might require a different conclusion. Further, this response expresses the Division's position only on enforcement action and does not purport to express any legal conclusions on the questions presented.

                                   Sincerely,

                                   /s/ Anita Klein
                                   ------------------------------
                                   Anita Klein
                                   Special Counsel